Exhibit 99.1

FTD Companies, Inc. Announces Fourth Quarter and Full Year 2017 Financial Results
Provides Update on Financing Activities

DOWNERS GROVE, Ill. — April 2, 2018 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the fourth quarter and full year ended December 31, 2017.
John C. Walden, FTD’s President and Chief Executive Officer, commented, “We ended the year with financial results in-line with our previously stated expectations. Our team is making significant progress on the key tenets of our multi-year strategic plan, announced in January 2018, which aims to rebuild FTD’s winning customer brands, recreate a network of strong florist partners, gain supply chain efficiencies and extend our business in complementary non-floral categories. Consistent with our strategic plan, we expect our operational results will not reflect meaningful benefits from the plan in the near term, as we invest in new capabilities and test new consumer offers in order to reverse negative trends from prior years. We are currently working on amending our financing arrangements to support these business investments and our long-term plan. Looking ahead, we continue to be optimistic about our opportunities to improve our business performance, generate growth, and reclaim FTD’s heritage as the world’s floral innovator and leader.”

Fourth Quarter 2017 Results
Consolidated revenues were $278.1 million for the fourth quarter of 2017, a slight decrease of 0.9% compared to $280.7 million for the fourth quarter of 2016, primarily due to a decrease in Consumer segment revenues, partially offset by an increase in the International and Provide Commerce segment revenues. Foreign currency exchange rates had a $2.6 million favorable impact on consolidated revenues during the fourth quarter of 2017.
Net loss was $153.5 million for the fourth quarter of 2017, compared to net loss of $86.4 million for the fourth quarter of 2016. Net loss includes after-tax non-cash impairment charges related to goodwill, intangible assets, and other long-lived assets of $169.8 million and $84.0 million for the fourth quarters of 2017 and 2016, respectively. Also included in the net loss is a net tax benefit of $13.8 million related to the enactment of the U.S. Tax Cuts and Jobs Act. This benefit results primarily from the application of the reduced U.S. federal tax rates to the deferred tax balances, which is offset somewhat by the transition tax net of allowable foreign tax credits.
Adjusted EBITDA was $15.6 million, or 5.6% of consolidated revenues, for the fourth quarter of 2017, compared to $29.8 million, or 10.6% of consolidated revenues, for the fourth quarter of 2016. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Full Year 2017 Results
Consolidated revenues were $1.08 billion for the year ended December 31, 2017, a decrease of 3.4% compared to $1.12 billion in the year ended December 31, 2016. Changes in foreign currency exchange rates negatively impacted consolidated revenues by $8.1 million in 2017. The remaining change was primarily due to a decrease in Consumer segment revenues.

Net loss was $234.0 million for the year ended December 31, 2017, compared to a net loss of $83.2 million for the prior year. Net loss includes after-tax non-cash goodwill, intangible asset, and other long-lived asset impairment charges of $260.3 million and $84.0 million for 2017 and 2016, respectively.

Adjusted EBITDA was $79.8 million, or 7.4% of consolidated revenues, for 2017, compared to $119.8 million, or 10.7% of consolidated revenues, for the prior year.

Segment Results

Provide Commerce Segment: Provide Commerce segment revenues for the fourth quarter of 2017 were $140.7 million, a 1% increase compared to $139.0 million for the fourth quarter of 2016. A 7.5% increase in consumer orders was partially offset by a 6.1% decrease in average order value. Average order value decreased $2.26 to $34.83 due to a shift in product mix and was partially offset by lower discounts on products. Within the Provide Commerce segment, fourth quarter 2017 revenues for the Personal Creations business increased 10.1%. ProFlowers and Gourmet Foods revenues decreased 9.6% and 1.1%, respectively, compared to the prior-year quarter. Provide Commerce segment operating income was $6.1 million for the fourth quarter of 2017 compared to operating income of $13.1 million in the prior-year quarter.
Provide Commerce segment revenues of $530.9 million for 2017 were relatively flat compared to $529.7 million for 2016. Average order value of $45.41 and consumer orders were essentially flat compared to the prior year. Within the Provide Commerce segment, 2017 revenues for the Gourmet Foods business increased 6.1% and revenues for the Personal Creations business increased 5.7%, while revenues for ProFlowers decreased 5.0% compared to the prior year. Provide Commerce segment operating income was $27.8 million, or 5.2% of segment revenues, for the year ended December 31, 2017, compared to $40.5 million, or 7.6% of segment revenues, for the prior year.
Consumer Segment: Consumer segment revenues for the fourth quarter of 2017 decreased 12.8% to $61.5 million, compared to $70.5 million for the fourth quarter of 2016. This decline was primarily due to a 12.1% decrease in consumer orders and a $0.69, or 1.0%, decrease in average order value to $70.36. Consumer segment operating income was $3.2 million, or 5.2% of segment revenues, for the fourth quarter of 2017, compared to $7.9 million, or 11.2% of segment revenues, for the prior-year quarter.
Consumer segment revenues for 2017 decreased 11.4% to $258.1 million, compared to $291.3 million for 2016. This decline was primarily due to a 10.8% decrease in consumer orders and a $0.53, or 0.7%, decrease in average order value to $71.23. Consumer segment operating income was $18.7 million, or 7.2% of segment revenues, for year ended December 31, 2017, compared to $30.2 million, or 10.4% of segment revenues, for the prior year.
Florist Segment: Florist segment revenues for the fourth quarter of 2017 increased 1.4% to $40.5 million, compared to $39.9 million for the fourth quarter of 2016 primarily due to an increase in products revenues. Florist segment operating income was $10.7 million, or 26.5% of segment revenues, for the fourth quarter of 2017, compared to $11.7 million, or 29.3% of segment revenues, for the fourth quarter of 2016. Average revenues per member increased 9.2% to $3,875 for the fourth quarter of 2017, compared to $3,550 for the prior-year quarter.

Florist segment revenues for 2017 decreased 0.7% to $165.7 million, compared to $166.9 million for 2016. Services revenues decreased due to lower order-related revenues and lower fees associated with online and other services. Products revenues for 2017 increased slightly, primarily due to an increase in sales of fresh flowers and other floral, plant and gift products to the Company’s floral network members, which was partially offset by a decrease in technology system sales. Florist segment operating income was $46.5 million, or 28.0% of segment revenues, for the year ended December 31, 2017, compared to $48.4 million, or 29.0% of segment revenues, for the prior year. Average revenues per member increased 5.9% for 2017 compared to the prior year.
International Segment: International segment revenues for the fourth quarter of 2017 increased to $39.6 million, compared to $35.9 million for the fourth quarter of 2016. On a constant currency basis, International segment revenues increased 3.0%, or $1.1 million, due to a 2.4% increase in consumer orders and a 0.4% increase in average order value. International segment operating income was $4.8 million, or 12.1% of segment revenues, for the fourth quarter of 2017, compared to $3.9 million, or 10.9% of segment revenues, for the prior-year quarter. On a constant currency basis, International segment operating income increased $0.6 million, or 14.5%, for the fourth quarter of 2017 compared to the prior-year quarter.

International segment revenues for 2017 decreased 4.4% to $146.0 million, compared to $152.7 million for 2016. On a constant currency basis, International segment revenues increased 0.9%, or $1.3 million. International segment operating income was $16.8 million, or 11.4% of segment revenues, for the year ended December 31, 2017, compared to $19.1 million, or 12.5% of segment revenues, for the prior year. On a constant currency basis, International segment operating income decreased 7.6%, or $1.5 million.
Balance Sheet and Cash Flow Highlights
Net cash provided by operating activities was $52.8 million for the year ended December 31, 2017, compared to $76.2 million for the prior year. Free Cash Flow was $48.8 million for the year ended December 31, 2017, compared to $63.3 million for the prior year. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Cash and cash equivalents were $29.5 million as of December 31, 2017 compared to $81.0 million at December 31, 2016. At December 31, 2017, the Company had $192.0 million of principal indebtedness outstanding, before reduction for deferred financing fees, compared to $280.0 million at December 31, 2016. Such indebtedness includes $140.0 million outstanding under a term loan and $52.0 million outstanding under revolving loans. The reduction in debt for the 2017 period primarily reflects reduced cash holdings in addition to use of cash from operating activities to pay down debt. See Financing Activities section below regarding the current status of the outstanding indebtedness.
Financing Activities
As previously announced on March 19, 2018, based on FTD’s performance for the 2018 Valentine’s Day period and its outlook for 2018, as the Company works to implement its strategic plan announced in January 2018, the Company anticipates that it may not comply with the net leverage ratio and fixed charge coverage ratio covenants in its credit agreement as of March 31, 2018. The Company has entered into a Forbearance Agreement and Second Amendment to its credit agreement with its lenders which includes an agreement by the lenders to forbear from exercising remedies available to them with respect to certain defaults until May 31, 2018. The Company remains in discussion with its lenders regarding amendments to its credit agreement in order to enable the Company to be in compliance with the financial covenants under such agreement. The Company cannot give any assurance that these discussions will be successful.
Steven D. Barnhart, FTD’s Executive Vice President and Chief Financial Officer, commented, “As a result of changes in the business and as we begin to execute our strategic business transformation plan, we do not expect that we will be in compliance with our debt covenants in all quarters of 2018, based on the current credit agreement, which was entered into nearly four years ago. We continue to work diligently with our lenders to amend our existing credit agreement, and we intend to pursue a refinancing well ahead of its maturity in September 2019. However, these covenant issues have required us to include a going concern disclosure in our financial statements issued today. Notwithstanding this accounting conclusion, under the terms of the forbearance agreement with our lenders, we believe we have the ability to continue making timely scheduled quarterly principal and interest payments under our existing credit agreement, and to meet our other current financial obligations due to vendors. In addition, we believe that we would not be required to include this going concern disclosure if we were able to reach an agreement with our banks that would provide adequate covenant relief, after giving consideration to our operations and strategic plans over the remaining term of our current credit agreement, or if we were able to refinance the credit agreement.”
Business Outlook
Taking into account the full year impact of 2018 year-to-date results, and the Company’s expectations for balance of year results, FTD expects that its results for the full year will be near the low end of its previously communicated guidance range for consolidated revenues and Adjusted EBITDA. The previously communicated ranges were as follows:

•	Consolidated revenues of down 2% to an increase of 2% as compared to 2017

•	Consolidated Adjusted EBITDA of $52 million to $62 million

•	Capital expenditures of approximately $35 million to $40 million

In connection with the outlook provided above, please note that the seasonality of the Company’s business impacts the quarterly pattern of its profitability and cash flows from operations.

The Company is not providing 2018 guidance for net income, the GAAP measure most directly comparable to Adjusted EBITDA, and similarly cannot provide a reconciliation between its forecasted Adjusted EBITDA and net income metrics without unreasonable effort due to the unavailability of reliable estimates for certain items, including transaction-related costs, impairments of goodwill, intangible assets and other long-lived assets, and discrete tax items. These items may vary significantly between periods and could materially impact future financial results.

Conference Call

The Company will be hosting a conference call today, April 2, 2018, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-0784 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through April 16, 2018. Participants can dial 844-512-2921 to hear the playback. The passcode is 13676963.
About FTD Companies, Inc.
FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States and the United Kingdom. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man logo®, which is displayed in approximately 35,000 floral shops in over 125 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari’s Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, Ink Cards™, Postagram™, Gifts.com™, and BloomThat™. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.
Cautionary Information Regarding Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s: ability to continue as a going concern, repay indebtedness and invest in initiatives; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; future financial performance; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; dividends; capital expenditures; depreciation and amortization; impairment charges; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), as updated from time to time in our subsequent filings with the SEC, including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

Non-GAAP Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP measures: Adjusted EBITDA and Free Cash Flow as measures of certain components of financial performance. The Company’s definitions of Adjusted EBITDA and Free Cash Flow, as set forth below, may be modified from time to time.
Management believes that Adjusted EBITDA is an important measure of operating performance because it allows for a period-to-period comparison of the Company’s operating performance by removing the impact of the Company’s capital structure (interest expense on outstanding debt), asset base (depreciation, amortization and impairment charges), tax consequences, other non-operating items, and stock-based compensation. The Company further emphasizes the importance of Adjusted EBITDA as an operating performance measure by utilizing the Adjusted EBITDA measure as a basis for determining certain incentive compensation targets for certain members of the Company’s management. The Adjusted EBITDA measure also is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility.
Management believes that Free Cash Flow provides a relevant measure of the Company’s financial performance and ability to generate cash in order to repay debt obligations, repurchase shares, and fund acquisitions or other business initiatives.
Management believes that presenting these non-GAAP financial measures provides additional information to facilitate comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its businesses.
In addition to the use of these non-GAAP measures by management for the purposes outlined above, the Company believes Adjusted EBITDA and Free Cash Flow are measures widely used by securities analysts, investors and others to evaluate the financial performance of the Company and its competitors.
Adjusted EBITDA and Free Cash Flow are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect depreciation and amortization expense for various long-lived assets, impairment charges, interest expense, income taxes, and other items that have been and will be incurred. Each of these items should also be considered in the overall evaluation of the Company’s results. In addition, Adjusted EBITDA does not reflect capital expenditures and other investing activities, and Free Cash Flow does not reflect certain other expenditures, and these measures should not be considered by themselves as measures of the Company’s operating performance or cash generation capacity. An additional limitation associated with Adjusted EBITDA is that the measure does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this non-GAAP financial measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for these limitations by providing the relevant disclosure of its depreciation and amortization, impairment charges, interest and income tax expenses, capital expenditures, stock-based compensation, and other items within its financial press releases and SEC filings, all of which should be considered when evaluating the Company’s performance.

A further limitation associated with the use of these measures is that the terms “Adjusted EBITDA” and “Free Cash Flow” do not have standardized meanings. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measures: net income/(loss), directly ahead of Adjusted EBITDA; and Cash Provided by/Used for Operations, directly ahead of Free Cash Flow, within this and other financial press releases and by providing reconciliations that show and describe the adjustments made. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.
The Company also presents certain results for the International segment on a constant currency basis. Constant currency information compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. The Company’s International segment operates principally in the U.K. Management monitors sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.
Definitions
(1) Segment operating income/(loss). The Company’s chief operating decision maker uses segment operating income/(loss) to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income/(loss) is operating income/(loss) excluding depreciation, amortization, litigation and dispute settlement charges and gains, transaction-related costs, restructuring and other exit costs, and impairment of goodwill, intangible assets, and other long-lived assets. In addition, stock-based and incentive compensation and general corporate expenses are not allocated to the segments. Segment operating income/(loss) is prior to intersegment eliminations and excludes other income/(expense), net. Please refer to the tables in this press release for a reconciliation of segment operating income/(loss) to net income/(loss).
(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are individual units delivered during the period that were originated through our consumer websites, associated mobile sites and applications, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.
(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Provide Commerce, Consumer, and International segments is tracked in their local currency, the U.S. Dollar for both the Provide Commerce and Consumer segments and the British Pound for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).
(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues earned from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income/(loss) before net interest expense, provision for/(benefit from) income taxes, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, and impairment of goodwill, intangible assets, and other long-lived assets.
Litigation and dispute settlement charges and gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.
Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) transaction-related bonuses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation, and other incremental costs associated with integration projects.
(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by or used for operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid or received for litigation and dispute settlement charges or gains, and cash paid for restructuring and other exit costs.
Contacts
Investor Relations:
Katie Turner
646-277-1228
ir@ftdi.com
Media Inquiries:
Amy Toosley
858-638-4648
pr@ftdi.com

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Provide Commerce segment	$140,733	$138,982	$530,926	$529,733
Consumer segment	61,539	70,532	258,085	291,275
Florist segment	40,476	39,926	165,737	166,881
International segment	39,550	35,854	145,966	152,700
Intersegment eliminations	(4,213)	(4,627)	(16,686)	(18,590)
Total revenues	278,085	280,667	1,084,028	1,121,999

Operating expenses:
Cost of revenues	171,846	172,074	674,574	703,642
Sales and marketing	67,995	60,684	249,565	229,569
General and administrative	29,180	28,607	112,630	112,720
Amortization of intangible assets	2,008	15,177	13,467	61,050
Restructuring and other exit costs	122	9,528	2,179	11,758
Impairment of goodwill, intangible assets, and other long-lived assets	194,607	84,000	300,342	84,000
Total operating expenses	465,758	370,070	1,352,757	1,202,739

Operating loss	(187,673)	(89,403)	(268,729)	(80,740)
Interest expense, net	(2,485)	(2,332)	(9,797)	(9,195)
Other income/(expense), net	(13)	(126)	311	1,678

Net loss before income taxes	(190,171)	(91,861)	(278,215)	(88,257)
Benefit for income taxes	(36,710)	(5,413)	(44,174)	(5,066)

Net loss	$(153,461)	$(86,448)	$(234,041)	$(83,191)

Loss per common share:
Basic loss per share	$(5.57)	$(3.17)	$(8.52)	$(3.03)
Diluted loss per share	$(5.57)	$(3.17)	$(8.52)	$(3.03)

Average Shares Outstanding:
Basic	27,557	27,254	27,484	27,483
Diluted	27,557	27,254	27,484	27,483

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2017	December 31, 2016
ASSETS

Cash and cash equivalents	$29,496	$81,002
Accounts receivable, net	26,028	26,659
Inventories	25,356	24,996
Property and equipment, net	33,880	57,559
Intangible assets, net	181,965	272,798
Goodwill	277,041	463,465
Other assets	36,559	35,835
Total assets	$610,325	$962,314

LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$161,799	$157,693
Debt	189,666	276,306
Deferred tax liabilities, net	30,854	85,932
Other liabilities	13,482	14,656
Total liabilities	395,801	534,587
Total equity	214,524	427,727
Total liabilities and equity	$610,325	$962,314

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Cash flows from operating activities:
Net loss	$(153,461)	$(86,448)	$(234,041)	$(83,191)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	5,694	21,597	33,474	85,099
Impairment of goodwill, intangible assets, and other long-lived assets	194,607	84,000	300,342	84,000
Stock-based compensation	2,877	6,182	11,098	16,985
Provision for doubtful accounts receivable	577	487	2,092	3,423
Accretion of discounts and amortization of deferred financing and debt issue costs	340	340	1,360	1,360
Impairment of fixed assets	—	325	—	723
Deferred taxes, net	(38,863)	(11,473)	(56,177)	(25,992)
Gains on life insurance	—	—	—	(1,583)
Other, net	70	57	(26)	133
Changes in operating assets and liabilities, net of acquisition related purchase accounting adjustments:
Accounts receivable, net	(1,964)	(580)	(1,041)	(2,371)
Inventories	5,654	2,486	(116)	461
Prepaid expenses and other assets	(1,989)	(5,025)	2,149	598
Accounts payable and accrued liabilities	57,378	62,736	(4,857)	(9,196)
Income taxes receivable or payable	(343)	4,859	(1,376)	6,741
Other liabilities	384	301	(64)	(946)
Net cash provided by operating activities (a)	70,961	79,844	52,817	76,244
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(4,426)	(6,485)	(15,103)	(18,503)
Proceeds from life insurance	—	—	—	1,946
Cash paid for acquisitions, net of cash acquired	(2,469)	—	(2,469)	—
Net cash used for investing activities	(6,895)	(6,485)	(17,572)	(16,557)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	90,000	—
Payments on long-term debt	(63,000)	(5,000)	(178,000)	(20,000)
Exercise of stock options and purchases from employee stock plans	473	933	1,515	2,237
Repurchases of common stock withheld for taxes	(15)	(657)	(1,998)	(2,302)
Repurchases of common stock	—	(3,186)	—	(15,221)
Net cash used for financing activities (a)	(62,542)	(7,910)	(88,483)	(35,286)
Effect of foreign currency exchange rate changes on cash and cash equivalents	127	(639)	1,732	(1,291)
Change in cash and cash equivalents	1,651	64,810	(51,506)	23,110
Cash and cash equivalents, beginning of period	27,845	16,192	81,002	57,892
Cash and cash equivalents, end of period	$29,496	$81,002	$29,496	$81,002

Supplemental Cash Flow Information:
Cash paid for interest	$1,954	$1,792	$8,215	$7,556
Cash paid for income taxes, net	2,183	1,284	13,315	13,972
Cash paid for restructuring and other exit costs	1,221	380	8,360	2,374
Cash paid for litigation and dispute settlement charges	530	777	555	383
Cash paid for transaction-related costs	22	759	2,155	2,802

(a) During the first quarter of 2017, the Company adopted the accounting guidance related to the presentation of stock-based compensation. As such, the cash flows from operating and financing activities have been adjusted for the quarter and twelve months ended December 31, 2016 by $297 and $705, respectively, related to excess tax shortfalls from equity awards.

FTD COMPANIES, INC.
UNAUDITED SEGMENT INFORMATION
(in thousands, except average order value, average revenues per member, and average currency exchange rates)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Provide Commerce:
Segment revenues	$140,733	$138,982	$530,926	$529,733
Segment operating income (1)	$6,076	$13,108	$27,764	$40,514
Consumer orders (2)	3,969	3,692	11,518	11,472
Average order value (3)	$34.83	$37.09	$45.41	$45.50

Consumer:
Segment revenues	$61,539	$70,532	$258,085	$291,275
Segment operating income (1)	$3,215	$7,884	$18,675	$30,210
Consumer orders (2)	819	932	3,408	3,821
Average order value (3)	$70.36	$71.05	$71.23	$71.76

Florist:
Segment revenues	$40,476	$39,926	$165,737	$166,881
Segment operating income (1)	$10,720	$11,684	$46,477	$48,406
Average revenues per member (4)	$3,875	$3,550	$15,270	$14,425

International:
In USD:
Segment revenues	$39,550	$35,854	$145,966	$152,700
Segment operating income (1)	$4,788	$3,903	$16,770	$19,128
Consumer orders (2)	728	711	2,661	2,690
Average order value (3)	$44.84	$41.67	$45.30	$46.67
In GBP:
Segment revenues	£29,711	£28,860	£113,407	£112,330
Average order value (3)	£33.70	£33.57	£35.22	£34.36
Average currency exchange rate: GBP to USD	1.33	1.24	1.29	1.36

FTD COMPANIES, INC.
UNAUDITED RECONCILIATIONS
(in thousands)

The following tables contain reconciliations of Adjusted EBITDA and Free Cash Flow to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME TO NET LOSS
AND NET LOSS TO ADJUSTED EBITDA

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Segment Operating Income (1):
Provide Commerce	$6,076	$13,108	$27,764	$40,514
Consumer	3,215	7,884	18,675	30,210
Florist	10,720	11,684	46,477	48,406
International	4,788	3,903	16,770	19,128
Unallocated expenses	(12,171)	(20,385)	(44,599)	(49,899)
Impairment of goodwill, intangible assets, and other long-lived assets	(194,607)	(84,000)	(300,342)	(84,000)
Depreciation and amortization	(5,694)	(21,597)	(33,474)	(85,099)
Operating loss	(187,673)	(89,403)	(268,729)	(80,740)

Interest expense, net	(2,485)	(2,332)	(9,797)	(9,195)
Other income/(expense), net	(13)	(126)	311	1,678
Benefit for income taxes	36,710	5,413	44,174	5,066
Net loss (GAAP Basis)	$(153,461)	$(86,448)	$(234,041)	$(83,191)

Net loss (GAAP Basis)	$(153,461)	$(86,448)	$(234,041)	$(83,191)
Interest expense, net	2,485	2,332	9,797	9,195
Benefit for income taxes	(36,710)	(5,413)	(44,174)	(5,066)
Depreciation and amortization	5,694	21,597	33,474	85,099
Stock-based compensation	2,877	2,818	11,098	13,621
Transaction-related costs	9	1,345	1,119	3,657
Litigation and dispute settlement charges	—	23	—	763
Impairment of goodwill, intangible assets, and other long-lived assets	194,607	84,000	300,342	84,000
Restructuring and other exit costs	122	9,528	2,179	11,758
Adjusted EBITDA (5)	$15,623	$29,782	$79,794	$119,836

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net cash provided by operating activities (GAAP Basis)(a)	$70,961	$79,844	$52,817	$76,244
Capital expenditures	(4,426)	(6,485)	(15,103)	(18,503)
Cash paid for transaction-related costs	22	759	2,155	2,802
Cash paid for litigation and dispute settlement charges	530	777	555	383
Cash paid for restructuring and other exit costs	1,221	380	8,360	2,374
Free Cash Flow (6)	$68,308	$75,275	$48,784	$63,300

(a) During the first quarter of 2017, the Company adopted the accounting guidance related to the presentation of stock-based compensation. As such, the cash flows from operating and financing activities have been adjusted for the quarter and twelve months ended December 31, 2016 by $297 and $705, respectively, related to excess tax shortfalls from equity awards.